                                                                   Exhibit 10.44

                   DATED            9 July 1998
                   ----------------------------------------




                                    ACE LONDON SERVICES LIMITED(1)


                                    - and -


                                            JOHN ROBERT CHARMAN(2)



                   ________________________________________
                                    _____

                               SERVICE AGREEMENT
                   ________________________________________
                                    _____


                                CONFORMED COPY



                             Lovell White Durrant
                              65 Holborn Viaduct
                                London EC1A 2DY



                                  B2/NKA/NMF

--------------------------------------------------------------------------------

                                   CONTENTS

          Clause                                                    Page No.
1.        Interpretation                                                   1

2.        Commencement and term                                            3

3.        Obligations during employment                                    3

4.        Further obligations of the Executive                             5

5.        Remuneration                                                     6

6.        Pension scheme                                                   7

7.        Insurances                                                       7

8.        Car allowance                                                    8

9.        Expenses                                                         8

10.       Holidays                                                         8

11.       Incapacity                                                       9

12.       Confidentiality                                                 10

13.       Termination of employment                                       10

14.       Executive's covenants                                           12

15.       Computer software                                               17

16.       Disciplinary and grievance procedures                           18

17.       Directorship                                                    18

18.       Registration in accordance with the Lloyd's  Individual
            Registration                                                  18

19.       Lloyds Model Code for dealing in securities                     18

20.       Dealing in Company securities                                   19

21.       Health and safety                                               19

22.       Collective agreements                                           19

23.       No smoking policy                                               19

24.       Notices                                                         20

25.       Miscellaneous                                                   20

--------------------------------------------------------------------------------

THIS AGREEMENT is made the 9 July 1998

BETWEEN:

(1) ACE London Services Limited whose registered office is at Crosby Court 38 Bishopsgate London EC2N 4DL (the "Company"); and

(2) John Robert Charman of Dell House, Wilderness Avenue, Sevenoaks, Kent TN15 0EA (the "Executive")


WHEREAS:

(A) It is agreed that the Company shall employ the Executive upon and subject to the following terms and conditions.

(B) This agreement is conditional upon and will take effect upon the offer by ACE Limited for Tarquin Limited becoming or being declared unconditional in all respects. In the event that the offer does not become unconditional this agreement will be of no further force or effect and neither the Company nor the Executive will be bound by the terms of this agreement.

IT IS AGREED

I.   Interpretation

1.1  In this agreement the following expressions have the following meanings:

     "Associated Company"  (a)  a holding company of the Company; or

                           (b) any subsidiary of any such holding company or of the Company; or

                           (c) a company over which the Company has control within the meaning of s.840 Income and Corporation Taxes Act 1988;

     "the Board"           the Board of Directors for the time being of the

                    Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Executive (as appropriate);

     "Commencement Date"      the date of this agreement;

     "Group"                  means the Company and any Associated Company at
                    the date of this agreement or from time to time and "Group Company" shall mean any of them;

     1.2 The headings in this agreement are for convenience only and shall not affect its construction or interpretation.

     1.3 References in this agreement to clauses and paragraphs are references to clauses and paragraphs to this agreement.

     1.4 Any reference in this agreement to a person shall where the context permits include a reference to a body corporate and to any unincorporated body of persons.

     1.5 Any word in this agreement which denotes the singular shall where the context permits include the plural and vice versa and any word in this agreement which denotes to the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa.

     1.6 Any reference in this agreement to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment of it.

     1.7 This agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements arrangements and understandings shall be deemed to have been terminated by mutual consent. The Executive acknowledges that he has not entered into this agreement in reliance on any warranty representation or undertaking which is not contained in or specifically incorporated in this agreement.

     1.8 The various clauses and subclauses of this agreement are severable and if any clause or subclause or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining clauses or subclauses or identifiable parts thereof in this agreement.

     1.9 This agreement is governed by and shall be construed in accordance with English law and the parties to this agreement hereby submit to the exclusive jurisdiction of the English court


     2.   Commencement and term

     2.1 The Executive's employment began on the Commencement Date and the Executive's period of continuous employment for statutory purposes began on 4 August 1986.

     2.2 The Executive shall be employed from the Commencement Date and his employment shall (subject as hereinafter provided) be for an initial fixed period of five years and shall continue thereafter until terminated by either party giving to the other not less than 12 months written notice to expire no earlier than at the end of the initial five year fixed term.

     2.3 The Company may at its absolute discretion elect to terminate the employment of the Executive with immediate effect by payment in lieu of notice at the rate set out in clause 5 below including the Executive's gross pension contributions for the notice period in accordance with clause 6 below.

     2.4 In any event the Executive's employment will terminate automatically on his 60th birthday.

3.   Obligations during employment

3.1  The Executive shall during the continuance of his employment:

     (a) serve such Group Companies as required by the Board to the best of his ability in the capacity of Chief Executive Officer and Director or in such other capacity as may be agreed between the Executive and the Board;

     (b) faithfully and diligently perform such duties and exercise such powers consistent with them as the Board (or anyone authorised by the Board) may from time to time properly assign to or confer upon him;

     (c) if and so long as the Board so directs perform and exercise the said duties or powers on behalf of any Associated Company and act as a director or other officer of any Associated Company;

     (d) at all times and in all respects obey the lawful and reasonable directions of the Board; and

     (e) promptly give to the Board (in writing if so requested) all such information explanations and assistance as it may require in connection with the business and affairs of the Company and any Associated Company for which he is required to perform duties;

     (f) unless prevented by sickness injury or other incapacity or as otherwise agreed by the Board devote the whole of his time attention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be reasonably necessary for the proper performance of his duties) to the business and affairs of the Company and any Associated Company for which he is required to perform duties; and

     (g) work at the Company's offices at 1 Minster Court, Mincing Lane, London EC3R 7AA or such other place of business of the Company or any Associated

          Company within the United Kingdom which the Board may reasonably require. The Executive may be required to travel overseas from time to time, but unless otherwise agreed with the Board will not be required to live outside the United Kingdom;

     (h) at such times as the Board may reasonably request and at the expense of the Company undergo a medical examination by a medical practitioner of the Company's choice. The Executive authorises the medical practitioner to disclose to the Company any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which might prevent the Executive properly performing his duties.

3.2 The Executive accepts that with his consent (which he will not unreasonably withhold or delay);

     (a) the Company may require him to perform duties for any other Associated Company; and

     (b)  the Company may appoint any other person to act jointly with him.

3.3 Notwithstanding the foregoing or any other provision of this agreement if either party to this agreement shall terminate the Executive's employment on notice in accordance with clause 2.2 above then the Company may exclude the Executive from any premises of the Company or any Associated Company during such notice period for a maximum period of six months ("the Garden Leave Period").

     (a)  During the Garden Leave Period the Company shall:

          (i) be under no obligation to vest in or assign to the Executive any powers or duties; or

          (ii) provide any work for the Executive.

          (b) During the Garden Leave Period the Executive will continue to be an employee of the Company and will be entitled to receive his salary and all other financial and non-financial benefits of his employment.


4.   Further obligations of the Executive

4.1 During the continuance of his employment the Executive shall not without the prior written consent of the Board (such consent not to be unreasonably withheld or delayed) directly or indirectly carry on or be engaged concerned or interested in any other business trade or occupation which is similar to or in competition with the business of the Company or any Associated Company otherwise than as a holder directly or through nominees of not more than three per cent in aggregate of any class of shares debentures or other securities in issue from time to time of any company which are for the time being quoted or dealt in on any recognised investment exchange (as defined by s 207(1) of the Financial Services Act
     1986).

4.2 During the continuance of his employment and save as expressly elsewhere provided for in this agreement the Executive:

     (a) shall not directly or indirectly procure accept or obtain for his own benefit (or for the benefit of any other person) any payment rebate discount commission or other benefit ("Gratuities") from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any Associated Company;

     (b) shall observe the terms of any policy issued by the Company in relation to Gratuities;

     (c) shall immediately disclose and account to the Company for any Gratuities received by him (or by any other person on his behalf or at his instruction).

5.   Remuneration

5.1 The Company shall pay to the Executive during the continuance of his employment a salary (which shall accrue from day to day) at the rate of (Pounds)363,000 per annum inclusive of any directors' fees payable to the Executive under the articles of association of the Company or any Associated Company (and any such fees as the Executive shall receive he shall pay to the Company). The salary shall be payable by equal monthly instalments in arrears by direct credit transfer to the Executive's bank account on or about the 27th of each calendar month. [The rate of salary from time to time payable shall be reviewed annually by the Remuneration Committee of ACE UK Limited, which shall, in its absolute discretion, determine whether or not such rate of salary shall be increased and, if so, the amount of any such increase. In addition the Executive shall be entitled to receive luncheon vouchers to the value of (Pounds)2.00 per working day.

5.2  Bonus/Profit Commission

     The Executive will be eligible to receive an annual bonus the payment terms and amount of which shall be in the absolute discretion of the Remuneration Committee of ACE UK Limited. The Executive confirms that he has received all bonus payments/profit commission due to him up to the date of this agreement. For the avoidance of doubt the Executive confirms that he waives all rights and entitlements which he may have to receive, or otherwise seek, any payment or benefit pursuant to any bonus/profit sharing arrangement that predates the date of this agreement (unless otherwise agreed in writing by the Company).

5.3  Retention Bonus

     The Executive will be entitled to receive a non-pensionable bonus in sterling in the sum of US$2,219,591.94 at the exchange rate prevailing at the date of payment, such bonus to be made after such deductions as required by law in respect of income tax and employees' National Insurance Contributions. The bonus will be payable in two equal instalments with the Executive's salary payment immediately following the first year and the second year anniversary of the date of this agreement. For the avoidance of doubt the Executive will not be entitled to receive any instalment, or any unpaid instalments, of the bonus, if at the date the instalment is payable either the Executive has given notice to terminate employment with the Company or the Company have given notice to terminate the Executive's employment in accordance with clause 13.1 below.


6.   Pension scheme

6.1 The Company shall pay for the benefit of the Executive the amount of 40 per cent per annum of his base salary from time to time payable into the Executive's JRC Pension Plan with Scottish Life Assurance.

6.2 A contracting-out certificate is in force in respect of the employment of the Executive.


7.   Insurances

7.1 Subject to his complying with and satisfying any applicable requirements of the relevant insurers the Company shall during the continuance of his employment:-

     (a) provide for the Executive and if applicable his spouse and children under the age of 21 years membership of the BUPA or of such other private medical expenses insurance scheme as the Company may in its absolute discretion from time to time decide providing equivalent benefits;

     (b) provide for the Executive membership of the Company's permanent health insurance scheme;

     (c) provide for the Executive death in service benefit of four times the Executive's basic salary.

7.2 The Company shall, at its absolute discretion, be entitled to cease to provide any or all of the insurances referred to in subclauses 71 -(c) if in the opinion of the Company's medical practitioner the medical condition of the Executive is or becomes such that the Company is unable to secure any such insurance under the rules of any applicable scheme or otherwise at reasonable rates or premiums.


8.   Car allowance

8.1 The Executive shall receive an allowance in lieu of a company car in the sum of (Pounds)21,500 per annum. This sum is fully taxable and will be paid to the Executive monthly in arrears by direct credit transfer to the Executive's bank account at the same time as his salary payment. From 1 January 1999 the Executive shall revert to the Company's existing car allowance scales (or such future scales as from time to time may be in force). As compensation for any reduction in the Executive's car allowance the Company will pay to the Executive a one-off non-pensionable fully taxable bonus with his first salary payment following 1 January 1999 representing twice the difference between the new car allowance scale and the existing scale.


9.   Expenses

9.1 The Company shall during the continuance of his employment reimburse the Executive in respect of all expenses reasonably incurred by the Executive in or about the performance of his duties under this agreement provided that the Executive, if so required by the Company, provides reasonable evidence of the expenditure in respect of which he claims reimbursement. This clause shall be applied in line with Company policy from time to time in force.


10.   Holidays

10.1 The Executive shall (in addition to the usual public and bank holidays) be entitled during the continuance of his employment to 25 working days' paid holiday in each holiday year of the Company which runs from 1 January to 31 December to be taken at such times as shall have been approved by the Chairman and Chief Executive of ACE UK Limited. With effect from 1 January 1999 the Executive's holiday entitlement will increase to 30 working days in each holiday year.

10.2 The Executive will be entitled to carry over a maximum of five days unused holiday entitlement from one holiday year to the next. Further unused holiday may be carried over at the absolute discretion and with the prior agreement of the Chairman and Chief Executive of ACE UK Limited. The Executive shall not be entitled to payment in lieu of unused holiday entitlement.

10.3 Upon the termination of his employment the Executive's entitlement to accrued holiday pay (which accrues at the rate of 2/1/12/ days per month) shall be calculated on a pro rata basis in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid to the Executive provided that if the Executive shall have taken more days' holiday than his accrued entitlement the Company is hereby authorised to make an appropriate deduction from the Executive's final salary payment.


11.   Incapacity

11.1 Subject to his complying with the Company's procedures relating to the notification and certification of periods of absence from work details of which are set out in the Staff Handbook the Executive shall be entitled to be paid his salary (inclusive of any statutory sick pay or social security benefits to which he may be entitled) during any periods of absence from work due to sickness injury or other incapacity up to a maximum of six months in aggregate in any 12 month period and thereafter to such pay as the Company shall, in its absolute discretion, deem appropriate.

11.2 If any incapacity of the Executive shall be caused by any alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof, then the Executive shall use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been or will be paid to him by the Company under clause 11.1, and shall account to the Company for any such damages recovered (in an amount not exceeding the actual salary paid or payable to him by the Company under clause 11.1 in respect of the said period) less any costs borne by him in achieving such recovery. The Executive shall keep the Company informed of the commencement, progress and outcome of any such claim.


12.   Confidentiality

12.1 The Executive shall not (other than in the proper performance of his duties or with the prior written consent of the Board or unless ordered by a court of competent jurisdiction or any regulatory authority) at any time either during the continuance of his employment or after its termination disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or any Associated Company any confidential information which may come to his knowledge in the course of his employment and the Executive shall during the continuance of his employment with the Company use his best endeavours to prevent the unauthorised publication or misuse of any confidential information provided that such restrictions shall cease to apply to any confidential information which may enter the public domain other than through the default of the Executive. Without prejudice to the generality of the foregoing, confidential information shall include, but shall not be limited to, syndicate projections and forecasts, financial information or arrangements, client/customer lists, brokers lists and price sensitive information.

12.2 All notes and memoranda of any trade secret or confidential information concerning the business of the Company and any Associated Company or any of its or their suppliers, agents, distributors, customers or others which shall have been acquired, received or made by the Executive during the course of his employment shall be the property of the Company and shall be surrendered by the Executive to someone duly authorised in that behalf on the termination of his employment or at the request of the Board at any time during the course of his employment.


13.   Termination of employment

13.1 The employment of the Executive may be terminated by the Company forthwith without notice or payment in lieu of notice if the Executive:

      (a) commits any serious or persistent breach or non-observance of any of the terms, conditions or stipulations contained in this agreement or any of the rules of any self-regulating organisation (as defined in the Financial Services Act 1986) of which the Company is a member and the Executive fails to rectify such breach within 30 days after having received written notice from the Board containing details of the nature of the breach and requiring such breach to be rectified; or

     (b) is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties: or

     (c) is guilty of conduct which brings or is likely to bring himself or the Company or any Associated Company into serious disrepute; or

     (d) is convicted of an arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

     (e) is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to s 252 of the

                                      -13

            Insolvency Act 1986; or

     (f) in the opinion of a medical practitioner becomes incapable by reason of mental disorder of discharging his duties; or

     (g)    is or becomes prohibited by law from being a director.

13.2 Upon the termination of his employment (for whatever reason and howsoever arising) the Executive:

     (a) shall not take away conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include, but without limitation, notes memoranda correspondence and any other material upon which data or information is recorded or stored) relating to the business or affairs of the Company or any Associated Company or any of their clients shareholders employees officers and agents (and the Executive shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to the Company or any Associated Company which may then be in his possession or under his control;

     (b) shall at the request of the Board immediately resign without claim for compensation as a director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company without prejudice to any claim he may have for damages for breach of this Agreement and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board; and

     (c) shall sign stock transfer forms transferring all shares held by him as trustee or nominee for the Company or any Associated Company to the Company or its nominee and shall deliver to the Company the relevant share certificates;

     (d) shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Associated Company nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Associated Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements); and

     (e) shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any wages of the Executive a sum in repayment of all or any part of any such debts or loans.

13.3 If the employment of the Executive is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions and status not less favourable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of such termination.


14.  Executive's covenants

14.1 In this clause the following expressions shall have the following meanings:

     "Businesses"   (a)  the business of a managing agency at Lloyd's (being the business of the management of syndicates and their underwriting of international, national and local insurance business) (a "Managing Agency Business"); and

               (b) the business of a corporate member of Lloyd's being the underwriting of international, national and local insurance and the provision of funds or security in connection therewith (a "Corporate Member Business");

     in each case carried on by any Group Company as at the Termination Date and the period of 12 months prior thereto within the United Kingdom and the business of any Group Company at the Termination Date to which the Executive has rendered services or by which he has been engaged at any time during the period of 12 months prior to the Termination Date;

     "Council" the Council of Lloyd's which includes its delegates and persons by whom it acts;

     "directly or indirectly" (without prejudice to the generality of the expression) whether as principal or agent or in accordance with any delegated authority, either alone or jointly or in partnership with any other person firm company or (except as the holder of securities listed dealt in or traded on a recognised Stock Exchange, not exceeding three per cent in nominal value of the securities of that class) as a shareholder, director, partner, independent contractor, consultant, employee, manager or in any other way;

     "Information" information or knowledge of a confidential nature concerning and relating to the goodwill of the Business including (without prejudice to the generality of the foregoing) information and know-how as to proposed policy wordings or proposed insurance policies to be offered by any Group Company but which are not available at Lloyd's during the Restriction Period, and information and know-how as to suppliers, Lloyd's Brokers, Members' Agents, Lloyd's Advisers, business policy and expansion or forward planning programmes and reports, reviews or analyses derived (in whole or in part) from any such information or knowledge which the Executive shall have acquired before the Termination Date;

     "Lloyd's Adviser" a person who is listed on the register of Lloyd's Advisers maintained under the Lloyd's Advisers Byelaw (No. 19 of 1993);

     "Lloyd's Broker" a partnership or body corporate permitted by the Council to broke insurance business at Lloyd's;

     "Members' Agent" an underwriting agent which is listed as a members' agent on the register of underwriting agents maintained under the Underwriting Agents Byelaw (No. 4 of 1984);

     "the Restriction Period" means in relation to the Executive twelve months after the Termination Date;

     "Senior Executive" a person who is or was at any time whilst the Executive was employed or engaged by any Group Company:

     (a) engaged or employed as an employee, director or consultant of that company; and

     (b)  engaged in a capacity in which he obtained Information; and

     (c) entitled to emoluments (including commission if any) exceeding the annual rate of (Pounds)35,000; and

     (d) so engaged at any time during the period of 12 months prior to the Termination Date;

     and with whom the Executive had contact during that period;

     "Syndicate" shall have the same meaning as contained in the Underwriting Agents Byelaw (No. 4 of 1984); and

     "Tarquin Corporate Members" any corporate member being a Group Company;

     "Tarquin Syndicates" any syndicates managed by any Group Company as at the Termination Date;

     "Termination Date" the date of the termination of the Executive's employment.

14.2 The Executive shall not without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company or any Group Company:

      (a) in relation to the provision of services of a kind with which the Covenantor was concerned during the 12 months prior to the Termination Date for any Group Company at any time during the Restriction Period:

            (i) be engaged or concerned or interested or participate in a Managing Agency Business which competes with any of the Tarquin Syndicates in the City of London with which he has been involved in the 12 months prior to the Termination Date PROVIDED ALWAYS THAT this shall not restrain him from being so engaged or concerned in so far as his duties relate to the provision of services of a kind with which he was not concerned during the 12 months prior to the Termination Date;

            (ii) be engaged or concerned or interested or participate in a Corporate Member Business which competes with any of the Tarquin Corporate Members in the City of London with which he has been involved in the 12 months prior to the Termination Date PROVIDED ALWAYS THAT this shall not restrain him from being so engaged or concerned in so far as his duties relate to the provision of services of a kind with which he was not concerned during the 12 months prior to the Termination Date;

            (iii) in relation to a business which may in any way be in competition with any of the Businesses, canvass, solicit or entice (or cause to be canvassed, solicited or enticed) the custom of:

                  (aa) any person who at any time during the period of two years prior to the Termination Date has been a Members' Agent or Lloyd's Adviser providing as agent for and on behalf of its Names capacity of at least (Pounds)10 million to one or more of the Tarquin

                           Syndicates and with whom the Executive has had contact during such period; or

                    (bb) any person who at any time during the period of two years prior to the Termination Date has been a Lloyd's Broker or other intermediary introducing material business to one or more of the Tarquin Syndicates and with whom the Executive has had contact during such period save that this clause 14.2(iii)(bb) shall not place any restriction on dealing with any such Broker or intermediary;

                    and for the purposes of this clause "material business" shall mean business amounting to at least 5% of the business of any syndicate in any underwriting year during that period;

          (b)  any time during the Restriction Period:

               (i) induce, solicit, entice or procure or endeavour to induce, solicit, entice or procure any Senior Executive to leave his employment with any Group Company;

               (ii) be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of any Senior Executive of any Group Company;

          (c)  at any time:

               (i) disclose to any person (except as required by law or any regulatory body or to the Executive's legal advisors in their capacity as such) or use to the detriment of any Group Company any Information which he has acquired before the Termination Date;

               (ii) falsely represent himself as being connected with or
                    interested in any

                      Group Company or in the Businesses;

               (iii) at any time carry on a business under the name "ACE" or "Tarquin" or any combination of those names or any similar or other name likely to confuse or mislead any part of the public (or any other name under which the Group carries out business);


14.3 The Executive hereby acknowledges and agrees with the Company that in all the circumstances as at the date hereof:

      (a) each of the subclauses in clause 14 above constitutes an entirely separate severable and independent covenant and restriction on him;

      (b) the duration, extent and application of each of the restrictions contained in clause 14 are reasonable and no greater than is necessary for the protection of the goodwill and trade connections of the Businesses; and

      (c) in the event that any restriction on him shall be found to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of any Group Company but would be valid if some part thereof were deleted such restriction shall apply with any such deletion as may be necessary to make it valid and effective.


15.   Computer software

15.1 The Company and its Associated Companies are licensees, and not the owners, of certain computer software programmes and are required to comply with the terms of the relevant licences. It is important that the Executive also comply with the terms of the licences (copies of which are available to the Executive) and failure to do so may constitute gross misconduct on the part of the Executive.

15.2  In particular the Executive must not:

      (a) copy, reproduce, reverse, compile, adapt or modify any software programme or programme documentation (unless expressly authorised to do so by the Company);

      (b) use any software on any hardware or equipment other than that specified by the Company;

      (c) remove any software programme from the Company's premises (unless expressly authorised to do so by the Company);

      (d) use on the Company's hardware or equipment any software other than that which is owned by or licensed to the Company and approved by the Company as suitable for such use.

15.3 In the event that the Executive has any questions concerning the use of software or the provisions of this clause then the Executive should seek the advice of the Board. If the Executive becomes aware of any misuse of software or programme documentation he must immediately notify the Board.

15.4  Failure by the Executive to comply with the above provisions may be treated by the Company as gross misconduct and furthermore may constitute a criminal offence on the Executive's part and/or render the Executive liable to a claim for damages.


16.   Disciplinary and grievance procedures

16.1 For statutory purposes there is no formal disciplinary procedure in relation to the Executive's employment. The Executive shall be expected to maintain the highest standards of integrity and behaviour.

16.2 If the Executive has any grievance in relation to his employment he may raise it in writing with the Board whose decision shall be final.


17.   Directorship

17.1 The Executive shall not during his employment voluntarily resign from his office as a director of the Company or any Associated Company and he shall not do or fail to do anything which causes or is likely to cause him to be prohibited by law from continuing to act as a director.

17.2 The removal of the Executive from the office of director of the Company or the failure of the Company in general meeting to re-elect the Executive as a director of the Company (if he shall be obliged to retire by rotation or otherwise pursuant to the articles of association of the Company) shall terminate the Executive's employment under this agreement and such termination shall be without prejudice to any claim which the Executive may have for damages for breach of this agreement provided that the Company was not entitled at the time of such removal or failure to re-elect to terminate the Executive's employment pursuant to clause 13.1.


18.   Registration in accordance with the Lloyd's
      Individual Registration Bye-law Number 13 of 1996


18.1 The Executive confirms that he is registered in accordance with the requirements of the Lloyd's Individual Registration Bye-law Number 13 of 1996.


19.   Lloyds Model Code for dealing in securities

19.1 The Executive shall at all times comply with the requirements of the Lloyds Model Code ("the Code") from time to time in force.

19.2 In the event that the Executive is charged with an offence under Part V of the

      Criminal Justice Act 1993 or the Company has reasonable grounds for believing that the Executive has infringed the Code, the Executive will be liable to be suspended from employment until the outcome of proceedings are known or the investigation of the suspected infringement has been completed. In the event that the Executive is found to be guilty of an offence or an infringement of the Code he will be liable to dismissal without notice.

19.3 It is the Executive's responsibility to ensure that he complies fully with the Code, a copy of which will be given to the Executive on his first day of employment. If the Executive is in any doubt, he should seek guidance from the Company's Compliance Officer.

20.   Dealing in Company securities

20.1 The Executive is subject to the Company's Code of Conduct on dealing in Company securities, details of which are set out in the Staff Handbook. Any breach of this Code will render the Executive subject to disciplinary action.


21.   Health and safety

21.1 Details of the Company's policy in relation to health and safety at work are set out in the Staff Handbook.


22.   Collective agreements

22.1 There are no collective agreements in force affecting the Executive's employment with the Company.


23.   No smoking policy

23.1 The Company operates a no smoking policy. Any breach of this policy may render the Executive liable to disciplinary action.


24.   Notices

24.1 Any notice to be given under this agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by registered or recorded delivery pre-paid post (air mail if overseas) addressed to either the Company's registered office for the time being or the Executive's last known address as the case may be.

24.2 Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting (6 days if sent air mail) and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was properly addressed stamped and posted.


25.   Miscellaneous

25.1 The Executive hereby warrants that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any Court Order, contract or of any other obligation legally binding upon him.

25.2 The Company shall be entitled upon giving notice to the Executive at any time during the Executive's employment to set off and/or make deductions from the Executive's salary or from any other sums due to the Executive from the Company or any Associated Company in respect of any overpayment of any kind made to the Executive or in respect of any debt or other sum due from him to the Company or any Associated Company.

25.3 There is in place a profit sharing arrangement set out in a Trust Deed dated 16 February 1989 between Peter Richard Chandler and Others and Methuen (Lloyds Underwriting Agents) Limited and an Employee Remuneration Agreement of the same date. The Executive will not qualify as a beneficiary of this employee trust and the Executive confirms that he waive all rights and entitlements which he may have to receive, or otherwise seek, any payment or benefit pursuant to the above mentioned trust.

IN WITNESS whereof this Agreement has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first written.

EXECUTED as a deed by ACE         )
London Services Limited           )
in the presence of:               )


Director

Director/Secretary


SIGNED as a deed by John Robert   )
Charman in the presence of:-      )